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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    Stan L. Hasselbusch

Phone:   (412) 928-3417

FAX:     (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                L.B. FOSTER REPORTS RECORD THIRD QUARTER EARNINGS

                               SALES INCREASE 42%


PITTSBURGH, PA, October 25, 2007 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that its third quarter earnings per diluted share from continuing operations increased to $1.32. These results include an incremental $8.5 million of dividend income recorded in the third quarter related to the DM&E Railroad. Excluding this incremental income, earnings per diluted share from continuing operations were $0.64 compared to $0.32 in last year's third quarter, a 100% increase. This marks the eleventh consecutive quarter the Company has recorded an earnings increase over the prior year quarter.

The incremental dividend income recorded in the third quarter was related to previously unrecorded preferred stock dividends payable by the DM&E to the Company that had not been recognized due to the uncertainty as to when they might be paid. This uncertainty was eliminated when the DM&E agreed to be acquired by the Canadian Pacific Railway on September 4, 2007. The Company received approximately $148.8 million when the transaction eventually closed on October 5, 2007. The gain on the sale of the Company's investment in the DM&E (which is expected to be approximately $122.9 million) will be recorded in the fourth quarter.

2007 Third Quarter Results

In the third quarter of 2007, L.B. Foster had income from continuing operations of $14.5 million or $1.32 per diluted share compared to income from continuing operations of $3.4 million or $0.32 per diluted share in the third quarter of 2006. The Company reported no income from discontinued operations in the third quarter of 2007, compared to $0.3 million ($0.02 per diluted share) in last year's third quarter, which relates to its former Geotechnical Division that was sold in the first quarter of 2006. Net income was $14.5 million or $1.32 per diluted share in 2007 compared to $3.7 million or $0.34 per diluted share in 2006.

Net sales increased 42% to $135.8 million compared to $95.9 million in the prior year quarter. Gross profit margin was 15.5%, up 100 basis points from the prior year quarter primarily as a result of increased billing margins before manufacturing and other variances and, to a lesser extent, decreased unfavorable manufacturing variances.

Selling and administrative expenses increased $1.6 million or 20% over last year's quarter due primarily to increased employee related costs including salaries and incentive compensation. Third quarter interest expense was $0.9 million, a 4% increase over the prior year quarter due to slightly increased borrowings, however, interest expense has decreased 24% and 22% from the first and second quarters, respectively, of this year as the Company has generated strong positive cash flow in the second and third quarter of 2007. The Company's income tax rate from continuing operations was 22.8% in the third quarter compared to 32.2% in the prior year quarter. The low tax rate in this year's third quarter was due primarily to the incremental $8.5 million of dividend income as only 30% of this dividend income was taxable.

"Overall, Rail, Tubular and Construction Products sales were very strong and bottom line results as well as operating margins increased across all segments. We should note, however that Rail sales, as expected, were lower than the second quarter of this year, primarily due to decreased new rail sales," commented Stan Hasselbusch, President and Chief Executive Officer. CXT Concrete Tie sales increased considerably over the prior year due to higher volumes at our Tucson tie facility and increased production at our Grand Island tie facility. The employee turnover issues in Tucson that we referred to in our second quarter release have improved and we are working toward an accelerated training schedule designed to mitigate the risk of a similar occurrence in the future. We are also pleased to announce that our Spokane workforce represented by the United Steelworkers Local number 338 have ratified a new four year agreement," remarked Mr. Hasselbusch. Mr. Hasselbusch concluded by adding, "To create additional value for our organization and our stakeholders, it is our strategy to continually improve our existing businesses while we work at identifying and evaluating potentially synergistic acquisitions."

2007 Year-to-Date Results

For the nine months ended September 30, 2007, L.B. Foster reported income from continuing operations of $24.5 million or $2.24 per diluted share compared to $7.7 million or $0.72 per diluted share in 2006. As mentioned above, these results include an incremental $8.5 million of dividend income recorded in the third quarter related to the DM&E Railroad. Excluding this incremental income, earnings per diluted share from continuing operations were $1.55 compared to $0.72 in last year's third quarter, a 115% increase.

Income from discontinued operations in 2006 was $2.8 million or $0.26 per diluted share and included the gain on the sale of our former Geotechnical Division of $3.0 million. Net income in 2007 was $24.5 million or $2.24 per diluted share in 2007 compared to $10.6 million or $0.98 per diluted share in 2006.

Net sales for the first nine months of 2007 increased 41% to $395.0 million compared to $279.3 million in 2006. Gross profit margin was 14.3%, up 100 basis points from 2006, primarily as a result of increased billing margins before manufacturing and other variances.

Selling and administrative expenses increased $3.4 million or 14% over the prior year due primarily to employee related costs including salaries and incentive compensation. Interest expense increased $0.9 million over the prior year due to increased average borrowings. The Company's income tax rate from continuing operations was 28.6% compared to 31.3% in the prior year.

Cash provided from operations was approximately $24.3 million for the third quarter of 2007 and $29.0 million on a year-to-date basis, compared to cash used by operations of $7.0 million for the first nine months of 2006. Capital expenditures were $3.8 million for the first nine months of 2007 compared to $12.8 million during the prior year period. "We expect to continue to generate positive cash from operations in the fourth quarter of 2007 and anticipate capital expenditures to be below $7 million for the year," commented Mr. Hasselbusch, who concluded by reporting, "Overall business activity remains favorable and is reflected in our order bookings. Bookings for the first nine months of 2007 were $413.9 million, 20% higher than last year. While third quarter bookings were $119.3 million, 19% higher than last year's third quarter, our backlog at September 30, 2007 was $165.8 million, 2.9% lower than last year as third quarter sales exceeded the prior year quarter by almost $40 million.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2007 operating results and general market activity and business conditions on Thursday, October 25, 2007 at 11:00am ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                    CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                       L. B. FOSTER COMPANY AND SUBSIDIARIES
                      (In Thousands, Except Per Share Amounts)


                                                                Three Months Ended                        Nine Months Ended
                                                                   September 30,                            September 30,
                                                             --------------------------------         ------------------------------
                                                                 2007                2006                 2007                2006
                                                             --------------------------------         ------------------------------
                                                                     (Unaudited)                              (Unaudited)

NET SALES                                                      $135,753             $95,868             $394,966           $279,336
COSTS AND EXPENSES:
Cost of goods sold                                              114,759              81,978              338,544            242,197
Selling and administrative
  expenses                                                        9,890               8,245               28,081             24,661
Interest expense                                                    926                 892                3,331              2,415
Dividend income                                                  (8,719)               (247)              (9,214)              (742)
Other (income) expense                                               47                 (75)                 (62)              (444)
                                                             -----------         -----------          -----------        -----------
                                                                116,903              90,793              360,680            268,087
                                                             -----------         -----------          -----------        -----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES            18,850               5,075               34,286             11,249

INCOME TAXES                                                      4,301               1,635                9,796              3,524
                                                             -----------         -----------          -----------        -----------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                    14,549               3,440               24,490              7,725
DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS                          (26)                495                  (45)             3,196
INCOME TAX (BENEFIT) EXPENSE                                         (8)                237                  (16)               357
                                                             -----------         -----------          -----------        -----------
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX              (18)                258                  (29)             2,839

NET INCOME                                                      $14,531              $3,698              $24,461            $10,564
                                                             ===========         ===========          ===========        ===========
BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                      $1.37               $0.33                $2.31              $0.75
  FROM DISCONTINUED OPERATIONS                                    (0.00)               0.02                (0.00)              0.27
                                                             -----------         -----------          -----------        -----------
BASIC EARNINGS PER COMMON SHARE                                   $1.36               $0.35                $2.31              $1.02
                                                             ===========         ===========          ===========        ===========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                      $1.32               $0.32                $2.24              $0.72
  FROM DISCONTINUED OPERATIONS                                    (0.00)               0.02                (0.00)              0.26
                                                             -----------         -----------          -----------        -----------
DILUTED EARNINGS PER COMMON SHARE                                 $1.32               $0.34                $2.24              $0.98
                                                             ===========         ===========          ===========        ===========
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                              10,654              10,510               10,601             10,360
                                                             ===========         ===========          ===========        ===========
AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                            10,990              10,872               10,941             10,780
                                                             ===========         ===========          ===========        ===========

                      L. B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                 (In thousands)

                                                      September 30,                 December 31,
                                                          2007                          2006
                                                       ----------                   ----------
ASSETS                                                (Unaudited)

CURRENT ASSETS:
   Cash and cash items                                    $5,746                       $1,309
   Accounts and notes receivable:
      Trade                                               62,821                       60,771
      Other                                                  196                          779
   Inventories                                            93,680                       99,803
   Current deferred tax assets                             2,653                        2,653
   Other current assets                                    1,121                        1,133
   Prepaid income tax                                          -                          836
                                                       ----------                   ----------
                     Total Current Assets                166,217                      167,284
                                                       ----------                   ----------

OTHER ASSETS:
   Property, plant & equipment-net                        47,426                       49,919
   Goodwill                                                  350                          350
   Other intangibles - net                                    53                           62
   Investments                                            25,890                       16,676
   Deferred tax assets                                     1,297                        1,149
   Other non-current assets                                  361                          393
                                                       ----------                   ----------
                      Total Other Assets                  75,377                       68,549
                                                       ----------                   ----------

                                                        $241,594                     $235,833
                                                       ==========                   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities on long-term debt                   $5,900                       $3,105
   Short-term borrowings                                       -                          726
   Accounts payable-trade and other                       55,457                       57,446
   Accrued payroll and employee benefits                  10,666                        6,892
   Current deferred tax liabilities                        3,153                        3,203
   Other accrued liabilities                               6,965                        4,215
   Current liabilities of discontinued operations            233                          235
                                                       ----------                   ----------
                     Total Current Liabilities            82,374                       75,822
                                                       ----------                   ----------

LONG-TERM BORROWINGS                                           -                       39,161
                                                       ----------                   ----------
LONG-TERM DEBT, TERM LOAN                                 16,905                            -
                                                       ----------                   ----------
OTHER LONG-TERM DEBT                                      12,698                       15,112
                                                       ----------                   ----------
DEFERRED TAX LIABILITIES                                   2,163                        1,853
                                                       ----------                   ----------
OTHER LONG-TERM LIABILITIES                                3,247                        5,852
                                                       ----------                   ----------

STOCKHOLDERS' EQUITY:
   Class A Common stock                                      107                          105
   Paid-in capital                                        41,825                       39,696
   Retained earnings                                      83,082                       58,843
   Accumulated other comprehensive loss                     (807)                        (611)
                                                       ----------                   ----------
                     Total Stockholders' Equity          124,207                       98,033
                                                       ----------                   ----------

                                                        $241,594                     $235,833
                                                       ==========                   ==========
